UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 31, 2008 at 9:00 A.M., Central Time, for the following purposes:

1. To elect two Directors for a term of three years each;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 29, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 1, 2008 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 8, 2008

ANNUAL MEETING OF SHAREHOLDERS	Page 1
PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS	Page 2
Nominees for Election to the Board of Directors	Page 2
Information Concerning Nominees and Directors	Page 3
CORPORATE GOVERNANCE	Page 4
Independence	Page 4
Meetings and Fees	Page 5
Share Ownership Guidelines	Page 7
Committees of the Board of Directors	Page 7
Executive Sessions of the Board; Communications with the Board	Page 8
Code of Ethics	Page 9
Compensation Committee Interlocks and Insider Participation	Page 9
Certain Transactions	Page 9
BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK	Page 10
Certain Beneficial Owners	Page 10
Directors and Executive Officers	Page 10
Section 16 Beneficial Ownership Reporting Compliance	Page 11
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION	Page 11
Compensation Discussion and Analysis	Page 11
Overview	Page 11
Compensation Philosophy	Page 11
Establishing Compensation for Executive Officers	Page 12
Components of Executive Pay	Page 13
Executive Insurance Benefits	Page 17
Retirement Plans	Page 17
Employment Agreements	Page 17
Share Ownership Guidelines	Page 18
Compensation Decisions for 2008	Page 18
Deductibility of Executive Compensation	Page 19
Compensation Committee Report	Page 19
Summary Compensation Table	Page 20
“All Other Compensation” Table	Page 21
Grants of Plan-Based Awards for Fiscal Year 2007	Page 22
Outstanding Equity Awards at Fiscal Year-End 2007	Page 23
Option Exercises and Stock Vested During Fiscal Year 2007 Table	Page 24
Retirement Plans	Page 25
Pension Benefits for Fiscal Year 2007 Table	Page 26
Deferred Compensation Plan	Page 26
Nonqualified Deferred Compensation in Fiscal 2007 Table	Page 27
Potential Payments Upon Termination or Change in Control	Page 28
Potential Payments Upon Termination or Change in Control Table	Page 30
REPORT OF THE AUDIT COMMITTEE	Page 32

PROPOSAL NUMBER 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	Page 33
Information About Our Independent Registered Public Accounting Firm	Page 33
Amounts Paid to PricewaterhouseCoopers LLP	Page 33
Audit Committee Pre-Approval Process	Page 33
Vote Required	Page 34
Equity Compensation Plan Information	Page 35
MISCELLANEOUS	Page 35
Internet Website	Page 35
Other Business	Page 35
Proposals of Security Holders for 2009 Annual Meeting of Shareholders	Page 35
Expense of Solicitation of Proxies	Page 36

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 8, 2008. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on Monday, March 31, 2008 at 9:00 A.M., Central Time, for the purposes set forth in the Notice of Annual Meeting. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615)771-3100.

A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect the two individuals nominated for election to the Board of Directors listed on the proxy card enclosed herewith, (b) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 29, 2008, and (c) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of February 1, 2008, the Company had outstanding 50,975,076 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 1, 2008 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.

Important Notice Regarding the Availability Of Proxy Materials for the Shareholder Meeting to be held on March 31, 2008:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

•	This Proxy Statement (including all attachments);

•	Form of Proxy card

•	The Company’s Annual Report for the fiscal year ended December 1, 2007 (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders. As disclosed on the Company’s Current Report on Form 8-K that was filed with the SEC on January 24, 2008, Arthur B. Laffer resigned from the Board on January 23, 2008 for personal reasons. The Board is therefore currently comprised of eight directors, two of whom are up for re-election this year.

Accordingly, at the Annual Meeting two directors are to be elected. The nominees are Messrs. Robert H. Jenkins, and Philip R. Lochner, Jr. Both of the nominees are current directors previously elected by the shareholders of the Company whose terms in office expire this year. Both have been recommended by the Corporate Governance/Directors’ Affairs Committee and by the entire Board of Directors for re-election to our Board of Directors and both nominees have consented to serve if elected. In the event either of these nominees is unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that either of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Proxies will be voted for the election of each of Messrs. Jenkins and Lochner unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the two candidates for director receiving the greatest number of votes will be elected. In such event, abstentions, withheld votes and broker non-votes will not affect the outcome of the election of directors.

If elected, Messrs. Jenkins and Lochner will hold office for a three-year period ending in 2011 or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director and their principal occupations or employment during at least the past five years:

			Year Term as
		Director	Director
Name	Age	Since	Expires

J. Marc Adam	69	March 23, 1991	2009
Mr. Adam is retired Vice President Marketing, 3M, St. Paul, Minnesota. He served as Vice President Marketing from 1995 to 1999 and from 1986 to 1995 as Group Vice President, 3M. 3M is a diversified manufacturer. Mr. Adam is a director of Schneider National Inc., a privately held trucking and logistics company.

James W. Bradford, Jr.	60	January 20, 2006	2009
Since June 2004 Mr. Bradford has been the Dean, Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee. From November 2002 until he became Dean he was the Associate Dean of Corporate Relations of that school. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a national fabricator of flat glass. Mr. Bradford is a director of Genesco, Inc. and Granite Construction, Inc.

Robert J. Burgstahler	63	December 18, 2000	2010
Mr. Burgstahler retired as Senior Vice President, Business Development and Corporate Services of 3M, St. Paul, Minnesota, effective in August 2003. He served as Vice President, Finance and Administrative Services of 3M from 2000 to 2002, President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998. 3M is a diversified manufacturer.

Paul Donovan	60	March 24, 2003	2010
Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan was Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation from August 1999 until June 2003. Mr Donovan retired as a special advisor to the Chairman of Wisconsin Energy Corporation in February 2004. Wisconsin Energy Corporation is a holding company with subsidiaries primarily in utility businesses. Mr. Donovan is a director of AMCORE Financial, Inc. and Woodward Governor Company.

*Robert H. Jenkins	64	March 23, 1999	2008
Mr. Jenkins is retired Chairman, Hamilton Sundstrand Corporation (formerly Sundstrand Corporation), Rockford, Illinois. He served as Chairman, President and Chief Executive Officer from 1997 to 1999 and as President and Chief Executive Officer, Sundstrand Corporation from 1995 to 1997. Hamilton Sundstrand Corporation is an aerospace and industrial company. Mr. Jenkins is a director of AK Steel Holding Corporation, Solutia, Inc., and Jason Incorporated.

Norman E. Johnson	59	June 26, 1996	2010
Mr. Johnson has served as Chairman, President and Chief Executive Officer of CLARCOR Inc., Franklin, Tennessee, since March 2000. Mr. Johnson is a director of Schneider National Inc., a privately held trucking and logistics company.

*Philip R. Lochner, Jr.	64	June 17, 1999	2008
Mr. Lochner serves on corporate boards of public companies. Currently, Mr. Lochner is a director of Apria Healthcare Group Inc., CMS Energy, Crane Co., and Monster Worldwide.
James L. Packard	65	June 22, 1998	2009
Mr. Packard is the retired Chairman, President and CEO of REGAL-BELOIT Corporation, a manufacturer of mechanical and electrical products. He served as President and CEO from 1986 until 2002, and as Chairman from 1986 until 2006. Mr. Packard is a director of The First National Bank & Trust Company of Beloit and Manitowoc Company.

*	Nominees for election to terms expiring in 2011

The Board of Directors recommends a vote FOR the election of Messrs. Jenkins and Lochner as directors of the Company.

CORPORATE GOVERNANCE

Independence

The New York Stock Exchange (“NYSE”) corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Seven of the eight current members of the Board of Directors are independent; only Mr. Johnson is not.

Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii) The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) The director is a current partner or employee of the Company’s external audit firm, or was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv) The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii) The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination, the Board of Directors considered relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Applying the categorical independence standards, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Donovan, Jenkins, Lochner and Packard is independent as required by the NYSE corporate governance rules. While he was a director, Dr. Laffer was also determined to be independent.

Meetings and Fees

The Board of Directors held seven meetings during fiscal 2007. All of the Company’s directors attended at least 75% of the aggregate number of meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they are members.

In fiscal 2007, directors who were not employees of the Company received (a) an annual retainer of $35,000 per year, payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board meeting attended; (c) a fee of $1,500 payable for each meeting of a Committee of the Board attended in person and a fee of $1,000 for each Committee meeting attended by telephone; and (d) annual fees payable to Chairmen of Committees of the Board as follows: (i) Audit Committee Chairman, $7,500; (ii) Directors Affairs/Corporate Governance Committee Chairman, $5,000; and (iii) Compensation Committee Chairman, $5,000. These Chairmanship fees will be increased to $6,500 (Directors Affairs/Corporate Governance and Compensation Committees) and $10,000 (Audit Committee) effective on March 31, 2008. Board members also receive reimbursement for travel expenses and the stock options referred to below.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director’s fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or at the time the participant reaches a specified age. None of the directors deferred any portion of the fees payable during fiscal 2007.

Under the Company’s 2004 Incentive Plan, on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors.

Under the Company’s 2004 Incentive Plan, each non-employee director is also automatically granted, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. For persons who become a non-employee director on a date other than the date of an annual meeting of shareholders, the number of shares subject to such option are prorated based on the number of days between the date on which he or she becomes a director and the date of the next Annual Meeting of Shareholders.

All options granted to directors as described above vest immediately on the date of grant and have a ten year term. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. The following table sets forth the compensation paid to the Company’s non-employee directors during Fiscal Year 2007:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

				Change in
				Pension
				Value &
				Non-Qualified
	Fees Earned or	Stock	Option	Deferred	All Other
	Paid in Cash (1)	Awards (2)	Awards (3)	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)

J. Marc Adam	31,000	38,020	72,375	0	0	141,395
James W. Bradford	31,708	38,020	72,375	0	0	142,104
Robert J. Burgstahler	34,000	38,020	72,375	0	0	144,395
Paul Donovan	29,500	38,020	72,375	0	0	139,895
Robert H. Jenkins	25,194	38,020	72,375	0	0	135,590
Philip R. Lochner, Jr	22,500	38,020	72,375	0	0	132,895
James L. Packard	21,500	38,020	72,375	0	0	131,895
Arthur B. Laffer (4)	6,000	24,888	64,113	0	0	95,001

(1)	Represents the amount of cash compensation earned by each director in fiscal 2007 for Board and Committee service.

(2)	All stock awards reflected in this column represent the stock awarded to a director at his election in lieu of cash compensation for his annual retainer. The amounts shown in this column represent the expense recognized by the Company in accordance with FAS 123R for financial reporting purposes in fiscal 2007 for restricted stock grants made during fiscal 2007, disregarding for this purpose estimates of forfeitures related to service-based vesting conditions. See Footnote O of the Company’s consolidated financial statements for the three years ended December 1, 2007, included in our Annual Report on Form 10-K for the year ended December 1, 2007 filed with the Securities and Exchange Commission on January 28, 2008 (the “2007 Annual Report”), for the assumptions made in determining FAS 123R values. The grant date fair value of the restricted stock grants made to each non-employee director during fiscal 2007 was $35,028. There were no unvested restricted stock units or unvested restricted stock held by any non-employee director as of the end of fiscal 2007. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2007 are set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK” on page 10.

(3)	Represents the expense recognized by the Company in accordance with FAS 123R for financial reporting purposes in fiscal 2007 for stock option grants, disregarding for this purpose the estimates of forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts were as follows:

				Risk-Free
		Volatility	Expected Life	Interest	Dividend
	Grant Date	(%)	(Years)	Rate	Yield

Directors (Except Arthur B. Laffer)	3/26/2007	20.9	7	4.51	.89
Arthur B. Laffer	7/10/2007	20.9	7	4.97	.89

See also Footnote O of the Company’s consolidated financial statements for the three years ended December 1, 2007, included in our 2007 Annual Report, for the other assumptions made in determining FAS 123R values. The grant date fair value of the stock options granted in fiscal 2007 to each director other than Dr. Laffer (determined using a BlackScholes methodology employing the assumptions set forth in the table immediately above) was $9.65 per option and $72,375 per director in the aggregate, and the fair value of the stock options granted in fiscal 2007 to Dr. Laffer was $12.04 per option and $63,029 in the aggregate. The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2007 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK” on page 10. No non-employee director had any unvested stock options at the end of fiscal 2007.

(4)	Dr. Laffer resigned from the Board on January 23, 2008.

Share Ownership Guidelines

The Company has established stock ownership guidelines for non-employee directors. These guidelines require that non-employee directors, after a five-year period, own Company common stock with a value of five times the annual retainer (currently $35,000). Shares subject to in-the-money options granted to a non-employee director count toward the fulfillment of these guidelines.

Committees of the Board of Directors

During fiscal 2007, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Directors Affairs/Corporate Governance Committee.  The Directors Affairs/Corporate Governance Committee currently consists of four directors: James L. Packard, Chairman, J. Marc Adam, James W. Bradford, Jr., and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

The Charter of the Committee requires the Committee to review and evaluate any stockholder nominees for director. The Company’s By-laws (available on the Company’s website) were last amended on December 18, 2007 and provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders. Section 2.12 of the By-Laws specifies the information to be included by a shareholder in such a notice.

The Committee has no specific policy with regard to the minimum qualifications of director candidates. In the recent past, candidates recommended for election to the Board have had significant experience and expertise in the manufacture and distribution of disposable and replaceable industrial or automotive products, in international sales and distribution and/or in the preparation and analysis of financial statements and in accounting and financial matters generally. The Company believes that persons with these qualifications are the most relevant to assist the Company in the development of its business and its compliance with financial reporting and governance responsibilities.

Messrs. Jenkins and Lochner are the current nominees recommended by the Committee for election to the Board. Both of these individuals are standing for reelection by the shareholders.

In the past the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications and interviews with the candidate. No different process would be applied with respect to nominees recommended by holders of the Company’s Common Stock.

The Directors Affairs/Corporate Governance Committee met five times during fiscal 2007.

Audit Committee.  The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable NYSE requirements. The Audit

Committee currently consists of four directors: Messrs. Robert J. Burgstahler, Chairman, J. Marc Adam, James W. Bradford, Jr., and Paul Donovan. Each of these directors is independent and financially literate as such terms are defined in the NYSE corporate governance rules. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers, and Mr. Bradford as the chief executive officer, of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Bradford, Mr. Burgstahler and Mr. Donovan are each an “audit committee financial expert” as such term is defined in applicable rules of the Securities and Exchange Commission.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory and filing requirements, the selection of an independent auditor, determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting .

The Audit Committee met 11 times during fiscal 2007.

Compensation Committee.  The Compensation Committee currently consists of three directors: Messrs. Robert H. Jenkins, Chairman, Paul Donovan, and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the listing standards of the NYSE.

The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and, together with the other independent directors, determines and approves the compensation level of the Chief Executive Officer. The Committee also makes recommendations to the full Board with respect to the compensation of the Company’s other executive officers and approves grants and awards of restricted stock and stock options under the Company’s Incentive Plans. From time to time the Committee consults with outside compensation experts in exercising its responsibilities. All of the foregoing are described in greater detail in the Compensation Discussion and Analysis below.

The Compensation Committee met four times during fiscal 2007.

Executive Sessions of the Board; Communications with the Board

The Company’s Corporate Governance Guidelines (available on the Company’s website) provide that at each meeting of the Board of Directors the independent directors shall meet separately from the management of the Company. Mr. Johnson, a director and the Chairman, President and Chief Executive Officer of the Company, does not attend these executive sessions. Under the Guidelines, these sessions are chaired on a rotating basis by the chairperson of one of the standing committees of the Board (currently the Audit Committee, the Compensation Committee and the Corporate Governance Committee).

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Corporate Governance Committee of the Board. That Committee will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the non-management directors.

The Board has adopted a policy which recommends that all directors personally attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 26, 2007, all of the directors were in attendance.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Internal Audit Director, and any other person performing the duties of such officials. The Code of Ethics for Senior Financial Officers is available on the Company’s website at www.clarcor.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, Paul Donovan and Philip R. Lochner, Jr. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

Certain Transactions

We are not aware of any related party transactions between the Company and any of our directors, executive officers, 5% stockholders or their family members since the beginning of the last fiscal year which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404 Transactions”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions. No such transactions were disclosed during fiscal 2007. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. That said, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated Committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock. In each case the information is based upon information contained in a Schedule 13F filed with the Securities and Exchange Commission for the calendar quarter ended September 30, 2007.

	Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned	Class (1)

Neuberger Berman, LLC	7,378,665	14.8%
605 Third Avenue New York, NY 10158
Columbia Wanger Asset Management, L.P.	4,194,000	8.4%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
GAMCO Investors, Inc.	2,536,001	5.1%
One Corporate Center Rye, NY 10580-1434

(1)	Based on 49,886,785 shares outstanding at September 30, 2007

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2008 by all directors, the executive officers named in the Summary Compensation Table on page 20 and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP — MANAGEMENT

		Shares	Vested	Restricted		Percent
		Owned	Stock	Stock		of
Class	Name	Outright	Options (1) (2)	Units (3)	Total	Class (4)

Common Stock	J. Marc Adam	52,796	67,500		120,296	*
Common Stock	James W. Bradford	2,078	16,250		18,328	*
Common Stock	Robert J. Burgstahler	12,512	54,534		67,046	*
Common Stock	Paul Donovan	6,804	37,500		44,304	*
Common Stock	Robert H. Jenkins	17,946	67,500		85,446	*
Common Stock	Norman E. Johnson	574,110	863,712	82,555	1,482,418	2.89%
Common Stock	David J. Lindsay	62,359	162,495	14,017	233,121	*
Common Stock	Philip R. Lochner, Jr	14,850	65,700		80,550	*
Common Stock	James L. Packard	19,650	73,150		92,800	*
Common Stock	Sam Ferrise	38,644	126,430		216,324	*
Common Stock	Bruce Klein	210,822	283,616	4,974	488,412	*
Common Stock	Richard M. Wolfson	—	6,925	425	7,350	*
Common Stock	Arthur B. Laffer (5)	651	5,325		5,976	*
Common Stock	Richard C. Larson	9,031	83,000	3,531	95,562
All Directors and Executive Officers as a Group (15 persons total)					3,132,025	5.91%

*	Less than one percent.

(1)	Through the end of fiscal 2004 all options outstanding were issued pursuant to the Company’s 1994 Incentive Plan (the “1994 Incentive Plan”). The 1994 Incentive Plan expired in December, 2003 and no further options can be granted under the 1994 Incentive Plan. In March, 2003 the shareholders of the Company approved the 2004 Incentive Plan (the “2004 Incentive Plan”). The first option grant under the 2004 Incentive Plan was made on December 12, 2004 and all subsequent grants have been made under the 2004 Incentive Plan. The 1994 Incentive Plan and the 2004 Incentive Plan are sometimes collectively referred to herein as the “Incentive Plans.”

(2)	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 15, 2008 or which will vest within 60 days from January 15, 2008.

(3)	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 15, 2008.

(4)	Based on 51,378,944 shares outstanding at January 15, 2008.

(5)	Dr. Laffer resigned from the Board on January 23, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2007 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, internal equity considerations, competitive practice and the applicable requirements of regulatory bodies. The Compensation Committee of the Board of Directors (the “Committee”) reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

Compensation Philosophy

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A high percentage of an executive’s total compensation is linked to the performance of the Company and its stock as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the shareholders.

Competitiveness

Though such comparisons are often not straight-forward, our executives’ total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. Elements of the packages are also designed to allow an opportunity to earn more than these median levels when the Company outperforms comparable companies. The Company believes that the opportunity to earn at higher levels provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of our executive compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee engages independent compensation consulting firms to review on a regular basis relevant market and other data regarding executive compensation and to review from time to time the total compensation programs for the Company’s executive officers. Notwithstanding this engagement, the Committee considers the input of outside consultants to be but one of several factors in discharging its responsibilities. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

In fiscal 2005, the Committee engaged the consulting firm of Towers Perrin to conduct a review, and assist the Committee in the redesign of the Company’s long-term incentive grant strategy for its executives. At that time, Towers Perrin also conducted a competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives as compared to companies comprising the S&P Industrial Machinery Index using available published and proprietary survey sources.1 Towers Perrin then adjusted the information in the assessment based on position-specific responsibilities. The assessment analyzed the target total direct compensation of the Company’s executives as compared to the median of the industry group.

The overall results of this assessment, which Towers Perrin provided directly to the Committee, provided the starting point for the Committee’s analysis in establishing compensation for the Company’s executive officers for fiscal 2006. The results of Towers Perrin’s analysis indicated that, for 2005, the total target direct compensation for Messrs. Johnson and Lindsay was below the market median and the total target direct compensation for Messrs. Ferrise and Klein was slightly in excess of the market median. (Mr. Wolfson was not employed at the time the assessment was conducted.) The Committee reviewed the data and in setting compensation levels for 2006 made adjustments based upon the results of Towers Perrin’s analysis, the Company’s performance, the Committee’s assessment of the performance of the executives and the recommendations of the Company’s Chief Executive Officer.

 1 The companies comprising the S&P Industrial Machinery Index are: Albany International Corp., Barnes Group Inc., Briggs & Stratton Corp., CUNO Inc., EnPro Industries Inc., Gardner Denver Inc., IDEX Corporation, Kaydon Corp, Lydall Inc., Milacron Inc., Mueller Industries Inc., Robbins & Myers Inc., Stewart & Stevenson Services Inc., Timken Co (The), Valmont Industries Inc., Watts Water Technologies Inc., and Wolverine Tube Inc.

In conducting its analysis of appropriate compensation levels for the Company’s executive officers for 2007, the Committee requested Towers Perrin to provide a review of changes in compensation levels for Fortune 500 companies and to provide its analysis of market trends in compensation generally. In setting compensation levels for 2007, the Committee again based its determinations in part on the information provided by Towers Perrin as well as the Company’s performance, the Committee’s assessment of the performance of the executives and the recommendations of the Company’s Chief Executive Officer.

Components of Executive Pay

The following is a discussion of each of the individual components of the Company’s executive compensation program.

Annual Salary.  The Company believes it is appropriate to provide its executives with a level of assured cash compensation commensurate with their experience, responsibilities and accomplishments. The Committee generally approves annual salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year. Based on the considerations previously discussed, the Committee approved increases in the fiscal 2007 annual salaries for the Company’s named executive officers as follows:

	Fiscal 2007	Fiscal 2006		Percentage
Name	Annual Salary	Annual Salary		Increase

Norman E. Johnson	$700,000	$650,000		7.7%
Sam Ferrise	$332,800	$320,000		4.0%
Bruce A. Klein	$312,000	$300,000		4.0%
Richard M. Wolfson	$223,600	$215,000	(1)	4.0%
David J. Lindsay	$187,200	$180,000		4.0%

(1)	Mr. Wolfson joined the Company in January 2006. The amount shown reflects Mr. Wolfson’s salary for fiscal 2006 on an annualized basis.

Performance-based cash incentive compensation.  The Company believes that a substantial portion of an executive officer’s compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides executive officers with the opportunity to earn cash incentive compensation for the achievement of annual goals. This cash incentive program is known as the CLARCOR Value Added Incentive Plan (the “CVA Plan”), and was approved by the shareholders of the Company last year.

For fiscal year 2007, the Company intended that any incentive cash compensation paid under the CVA Plan would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Accordingly, the Company established and the Committee approved maximum target payouts under the CVA Plan for the named executive officers during the first fiscal quarter of 2007 that were based on the Company’s fiscal 2007 net earnings. The maximum target payout for Mr. Johnson was established at 3.39% of net earnings and for each of the other named executive officers at 1.13% of net earnings.

Recognizing that these targets would likely result in the named executive officers receiving cash incentive amounts in excess of historical levels, the Committee indicated to management that it expected to use its discretion, which is referred to as “negative,” to reduce the cash incentive compensation payable to the executives for fiscal 2007 to levels substantially below the foregoing maximum amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice under the CLARCOR Value Added Incentive model (“CVA Model”).

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit goals. The formula is based on the Company’s consolidated and operating group after-tax operating earnings (using an assumed tax rate which is held constant year to year) less the cost of capital. In calculating the cost of capital, the Company multiplies the value of net managed assets (i.e., assets under management’s control) by a fixed percentage which is held constant year to year to allow for meaningful comparisons across years. The size of cash incentives paid under the CVA Model varies directly with the amount by which such after-tax earnings exceed the Company’s cost of capital. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. The budgeted performance numbers used to calculate payouts under the CVA Model are stratified into “Levels” of CVA performance, where achieving 92.5% of the targeted budget performance number is considered “Level 1”, achieving the targeted budget performance number is considered “Level 6”, and achieving 109% of the targeted budget performance number is considered “Level 10”. The differences between Levels are calculated on a straight-line basis.

For Messrs. Johnson, Klein, Wolfson and Lindsay in fiscal 2007, the cash incentive award was based 100% on consolidated corporate CVA performance and for Mr. Ferrise it was based 80% on the CVA performance of Baldwin Filters, Inc. and 20% based on consolidated corporate CVA performance. The range of possible CVA awards payable for each named executive officer is shown below:

		Percentage of	Percentage	Percentage
	Percentage of	Annual	of Annual	of Annual	Percentage of
	Annual Salary	Salary	Salary	Salary	Annual Salary
Attainment of Budgeted	Payable to	Payable to	Payable to	Payable to	Payable to
Performance (1) (2) (3)	Mr. Johnson	Mr. Ferrise	Mr. Lindsay	Mr. Klein	Mr. Wolfson

Less than 92.5%	0	0	0	0	0
92.5% (Level 1)	10%	10%	10%	10%	10%
100% (Level 6)	75%	50%	35%	50%	35%
109% (Level 10)	187%	125%	87%	125%	87%

(1)	Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.

(2)	For each 225 basis point increase in excess of 109% of budgeted performance (i.e., above Level 10), the payment would increase by an additional amount equal to 6% of the executive’s payout at the 109% (Level 10) performance level.

(3)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) is established each year. Level 6, however, is always 100%. For fiscal 2007 and for the past several fiscal years the entry point number has been 92.5%.

The Committee retains the discretion to include or exclude particular items of revenue or expense or assets or liabilities in determining the final calculations of cash incentive payments, as well as subjective factors such as personal performance and strategic long-term decisions affecting the Company’s performance. The Committee does not exercise this discretion often (historically once every few years) and does not follow any formula or give a pre-determined weight to any individual factor in doing so.

In determining the CVA awards for the named executive officers for fiscal 2007, the Company excluded the value of a litigation settlement received from a customer which the Company had sued for breach of contract. This had the effect of lowering the awards that would have otherwise been payable to the named executive officers. The Committee did this because the Committee had excluded the negative economic impact of the contract dispute in calculating CVA in fiscal year 2006 for the named executive officers other than Mr. Johnson.

The budgeted performance numbers that are used in the CVA Model are drawn directly from the Company’s annual budget, which is first reviewed and approved by the Board of Directors and which the Company believes is a realistic expression of the Company’s expected performance for the upcoming fiscal year. The Board reviews the individual budgets of each of the Company’s operating companies and questions their respective leaders about their underlying business each year. As a general rule, the budgets of each significant operation and the Company as a whole contemplate that revenue and profit will grow over prior year levels.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve. The following table shows the Company’s achievement versus its CVA “budget” (where Level 6 equals achievement of budget, Level 1 equals the entry point — currently 92.5% of budget, and Level 10 equals 109% of budget) over the previous 10 fiscal years:

Fiscal Year	CVA Level

1998	6.2
1999	6.9
2000	7.3
2001	0
2002	8.6
2003	12.1
2004	10.7
2005	9.4
2006	5.7
2007	1.8

Long-term equity incentive compensation.  The Company’s equity-based awards program encourages executives to work towards making business decisions that, over the long term, should increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards include a combination of stock options and restricted stock units.

The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year. The annual award is generally made early during the first quarter of the fiscal year after the Committee has received input from outside advisors such as Towers Perrin and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself). The Committee may make an exception to this general policy in the event that a new executive officer is hired or an executive officer receives a promotion. Once granted, options are not repriced or “reloaded”, and in 2006 the Company’s internal audit group confirmed that no unexpired options (i.e., granted by the Company over the past 10 years) were backdated, and provided their findings to the Company’s external auditors and the Company’s Audit Committee. Although “incentive stock options” may be granted under the Company’s 2004 Incentive Plan, in practice all options granted are “non-qualified options”.

Grants of both stock options and restricted stock units normally vest evenly over four years in order to encourage executive officers’ continued service to the Company. Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock. The Company values stock option grants by calculating their BlackScholes values at the date of grant and the value of restricted stock units by calculating their aggregate market value as of the date of grant. The value of these awards is included in the Company’s analysis of the executive officer’s total direct compensation as compared to other companies.

In December 2006, non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the Company’s equity incentive plans as follows:

	Shares Subject to Time-		Number of Time-Based
	Based Vesting Option	Exercise	Vesting Restricted Stock
Name	Grant	Price (1)	Units

Norman E. Johnson	120,000	$33.75	12,435
Bruce A. Klein	40,000	$33.75	3,539
Sam Ferrise	35,000	$33.75	3,539
David J. Lindsay	21,700	$33.75	1,422
Richard M. Wolfson	21,700	$33.75	1,699

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the most recent closing price if the market is not open on the grant date.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m) of the Internal Revenue Code and an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period. The Company considered the possibility of implementing a performance based vesting program for its restricted stock units which would satisfy the requirements of 162(m) and make vesting contingent on the Company’s (or the executive’s) achievement of objective targets, but rejected it for the following reasons:

•	The fact that an executive will recognize economic benefit when he or she receives restricted stock units even if the share value declines over the vesting period does not negate the executive’s incentive to produce positive shareholder returns. Like any other owner of the Company’s shares, an executive is interested in seeing the value of his or her shares increase rather than decrease over time.

•	The time based vesting of restricted stock units helps the Company to strike a proper balance between contingent and non-contingent compensation for its executives. A significant portion of an executive’s cash compensation (i.e., his or her annual incentive payment under the CVA Plan) is contingent in nature, as is the value of stock options which he or she receives.

•	The Company believes that time-based vesting programs are more effective as a retention tool than performance-based programs.

Perquisites.  The Company’s officers receive limited perquisites which the Company believes are consistent with the interests of shareholders. Most notably, the named executive officers receive the following three perquisites:

•	Company-paid physicals, the results of which are shared with the Company. It is in the Company’s interest to identify as early as possible any health issues that may impact an officer’s ability to perform his or her duties, and these Company-paid physicals are also provided to various executives outside of the named executive officer group.

•	Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company, as well as a “gross up” of the incremental tax cost. It should be noted that the named executive officers typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $15,000 per year on this perquisite in any given year for all of the named executive officers as a group.

•	A leased car and payment of attendant operating costs (e.g., gas, insurance, repairs/maintenance) as well as a “gross up” of the incremental tax cost. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.

No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, and although the Company does not have a written policy in this regard, the non-business use of Company aircraft by the Chief Executive Officer occurs infrequently. Over the past three years (including once in fiscal 2007), the Company’s Chief Executive Officer has used the Company plane only three times for non-business purposes, and two of these instances were in connection with family emergencies. The cost of these flights is borne by the Company, but the amount is included in the Chief Executive Officer’s gross income for the year and he bears all associated taxes.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the Summary Compensation Table on page 20 under the heading “All Other Compensation.”

Executive Insurance Benefits

The Company pays the premiums for supplemental life insurance policies owned by each of Messrs. Johnson, Klein and Lindsay (and another member of management who is not an executive officer) which will pay their respective beneficiaries an amount equal to approximately two times their respective base salaries. The Company also pays the incremental tax cost to these executives (i.e., a gross-up) to offset any negative personal income tax consequences associated with the Company’s payment of the premiums. In addition, the Company itself owns life insurance policies on each of Messrs. Johnson, Klein and Lindsay (and another member of management who is not an executive officer) which will pay their respectively named beneficiaries an additional amount equal to approximately two times their respective base salaries, with any remainder going to the Company. The foregoing supplemental life insurance benefits are provided to the above-named individuals in order to compensate them for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect.

The Company also provides each of Messrs. Johnson, Ferrise, Klein and Lindsay (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75 and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 60%. There is no incremental tax cost to these executives and therefore the Company does not gross-up any amounts.

The value of the Company-paid insurance premiums and any associated gross-ups described above are included in the Summary Compensation Table on page 20 under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation” on page 21.

The Company believes that the provision of extra insurance coverage to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

The Company’s various retirement plans serve an important role in retaining the Company’s executives. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of providing them. A full description of these plans and the named executive officers’ participation therein is set forth on page 25 of this Proxy statement under the heading “Retirement Plans”, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table on page 26.

Employment Agreements

When Mr. Johnson was named Chairman and Chief Executive Officer of the Company in 2000, the Company entered into an amended employment agreement with Mr. Johnson, which superseded Mr. Johnson’s previous employment agreement. The amended agreement provides that Mr. Johnson will be employed as the Company’s Chairman, President and Chief Executive Officer. Mr. Johnson is entitled to receive an annual salary (currently $725,000), and to have such salary increased annually at the discretion of the Committee. Mr. Johnson is eligible to participate in all executive incentive plans and in all employee benefit and retirement plans available within the Company, as well as all perquisites made available to executive officers of the Company. Mr. Johnson’s agreement, as amended, expires on the date of the 2008 Annual Meeting. His agreement is extended automatically each year thereafter unless the agreement is terminated by the Board.

The termination provisions of Mr. Johnson’s agreement and the economic consequences of termination and change of control of the Company are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”.

Mr. Johnson’s employment agreement contained a provision that would have required the Committee to determine an equitable one-time lump-sum bonus payment to Mr. Johnson in the event that the Company ever achieved revenue of at least $250,000,000 and net profits after tax of more than 7.5% of sales in any fiscal quarter. As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2008, Mr. Johnson unilaterally and voluntarily agreed to amend his agreement and delete this provision therefrom because he felt that he was already sufficiently compensated and incentivized to increase revenues and net profits and that this contractual right was unnecessary. Had he not agreed to this amendment, Mr. Johnson likely would have been entitled to invoke the provision in respect of the first quarter of fiscal 2008.

The Company has also entered into employment agreements with Messrs. Ferrise, Klein, Wolfson and Lindsay. The change of control provisions of these agreements and the economic consequences of such a change of control are discussed further below under the heading “Potential Payments Upon Termination or Change of Control.”

The Company believes that the protections afforded through the termination and change of control provisions of the Company’s employment agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers.

Share Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units (irrespective of any deferral election by the officer) count toward the fulfillment of these guidelines.

Compensation Decisions for 2008

During fiscal 2007, the Committee once again engaged the consulting firm of Towers Perrin to conduct a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executive officers. The Committee felt that the companies comprising the S&P Industrial Machinery Index (which had served as the comparator group in 2005) was inadequate, as several of the constituent companies had markets, products, revenues, market capitalizations and financial conditions that were dissimilar to the Company’s. The Committee therefore asked Towers Perrin to benchmark against a pool of 20 more comparable industrial companies with international operations. Towers Perrin selected 20 companies1, with median revenues of $1.3 billion, from its database and analyzed the target total direct compensation of the Company’s executives as compared to the median of this group. As stated previously, the Committee considers the input of outside consultants such as Towers Perrin as a guideline in assessing the appropriateness of the compensation levels of the Company’s executives, but does not view it as dispositive.

The overall results of Towers Perrin’s assessment provided the starting point for the Committee’s analysis in establishing compensation for the Company’s executive officers for fiscal 2008. The Committee reviewed the

 1 The following companies were included in the analysis: Fleetwood Enterprises Inc.; Louisiana-Pacific Corp; Hayes Lemmerz International, Inc.; Thomas & Betts Corp; The Toro Company; Terra Industries Inc.; Donaldson Co. Inc.; Plum Creek Timber Co., Inc.; Dresser-Rand Group, Inc.; MSC Industrial Direct Co., Inc.; Monaco Coach Corp.; Valmont Industries, Inc.; IDEX Corporation; GATX Corp.; Brady Corp.; Chesapeake Corp.; Constar International, Inc.; Milacron, Inc.; Arctic Cat Inc.; OMNOVA Solutions Inc.

data and in setting compensation levels for 2008 made adjustments based upon the results of Towers Perrin’s analysis, the Company’s performance, the Committee’s assessment of the performance of the executives and the recommendations of the Company’s Chief Executive Officer.

The Committee found that the named executive officers’ compensation levels in 2007, other than Mr. Wolfson’s base salary and Mr. Johnson’s non-equity incentive target, were generally appropriate and competitive, and decided to increase them in 2008 only by a standard margin of 3-4% over their 2007 levels. The Committee determined that Mr. Wolfson’s base salary and Mr. Johnson’s target non-equity incentive were below market and increased Mr. Wolfson’s base salary in 2008 by approximately 12% to $250,000 and increased Mr. Johnson’s target incentive payments under the CVA Model in 2008 to 80% of base salary (from 75% in 2007). As indicated in the table below, 2008 grants of stock options and restricted stock units to the named executive officers were consistent in number with 2007 grants. All 2008 grants were made based on the grant date stock price of $36.48.

Fiscal Year 2008 Option and RSU Grants

		Stock Options	Restricted Stock
Name	Date of Grant	(#)	Units (#)

Norman E. Johnson	12/17/07	120,000	12,500
Bruce A. Klein	12/17/07	40,000	3,159
Sam Ferrise	12/17/07	35,000	3,402
David J. Lindsay	12/17/07	21,700	1,354
Richard M. Wolfson	12/17/07	21,700	1,755

Beginning in the first quarter of fiscal 2008, the Committee also engaged Frederic W. Cook & Co., Inc., another outside executive compensation consultant, to review and analyze the compensation practices of the Company and to address specific questions regarding executive compensation that the Committee may have from time to time throughout the course of the year. The first such question involved the appropriate period for exercising stock options following an executive’s retirement, which is a matter of Committee discretion under the 2004 Incentive Plan. After consulting with Frederic W. Cook and considering the matter, the Committee determined that executive officers (and certain other senior level executives of the Company and certain of its subsidiaries) must exercise any outstanding options granted in 2008 within five years of his or her retirement or on the expiration date of the options, whichever is earlier. Options granted in years prior to 2008 were not impacted by this decision, and expire on the earlier of three years after retirement or the expiration date of the options.

Deductibility of Executive Compensation.

In establishing executive compensation, the Company considers its deductibility under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes other than with respect to amounts realized in respect of time based vested restricted stock units. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert H. Jenkins, Chairman
Paul Donovan
Philip R. Lochner, Jr.

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value
							and Non
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary (1)	Bonus (2)	Awards (3)	Awards (4)	Compensation (5)	Earnings (6)	Compensation (7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Norman E. Johnson	2007	696,154	—	540,954	915,343	144,730	75,638	201,374	2,574,193
Chairman, President and CEO
Bruce A. Klein	2007	311,077	—	227,256	430,608	51,763	343,056	90,761	1,454,521
Vice President — Chief Financial Officer
Sam Ferrise	2007	331,815	—	114,931	125,074	155,217	—	41,024	768,061
President, Baldwin Filters, Inc.
David J. Lindsay	2007	186,646	—	46,585	79,301	26,410	12,882	45,089	396,913
Vice President — Chief Administrative Officer
Richard M. Wolfson	2007	222,938	—	14,336	55,289	31,546	—	25,042	349,151
Vice President — General Counsel and Corporate Secretary

(1)	The amounts shown in this column are before any deferrals under the terms of the Deferred Compensation Plan. Additional information about deferred amounts can be found in the Nonqualified Deferred Compensation for Fiscal Year 2007 Table on page 27.

(2)	Cash payments made to our named executive officers under our CVA Plan are reflected under the “Non-Equity Incentive Plan Compensation” column.

(3)	The amounts in this column represent the expense recognized by the Company for financial statement reporting purposes for restricted stock units for fiscal year 2007, calculated in accordance with FAS 123R (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and thus include amounts corresponding to restricted stock unit awards granted prior to fiscal 2007 but which vested in fiscal 2007. See also Footnote O of the Company’s consolidated financial statements for the three years ended December 1, 2007, included in our 2007 Annual Report, for the other assumptions made in determining FAS 123R values.

(4)	The amounts shown in this column represent the expense recognized for financial statement reporting purposes for stock options for fiscal year 2007, calculated in accordance with FAS 123R (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and thus include amounts corresponding to option awards granted prior to fiscal 2007 but which vested in fiscal 2007. Assumptions used in the calculation of these amounts follow:

			Risk-Free
	Volatility	Expected Life	Interest Rate	Dividend Yield
Grant Date	(%)	(Years)	(%)	(%)

12/14/2003	22.8	5	3.42	1.29
12/17/2006	20.5	6	4.52	0.89

See also Footnote O of the Company’s consolidated financial statements for the three years ended December 1, 2007, included in our 2007 Annual Report, for the other assumptions made in determining FAS 123R values.

(5)	Payment for 2007 performance under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.

(6)	Amounts consist of the change in annual actuarial present value of pension benefits, as also reported in the Pension Benefits for Fiscal Year 2007 Table on page 26. The Deferred Compensation Plan does not provide for above-market or preferential earnings.

(7)	See the table immediately below which describes each component of the “All Other Compensation” column.

“ALL OTHER” COMPENSATION

					Perquisites and Personal Benefits (5)
		Insurance						Non-Business	Total “All
	401(k)	Premiums	Dividends	Tax Gross-	Company	Financial	Physical	Aircraft	Other
	Match (1)	Paid (2)	Paid (3)	Ups (4)	Car	Planning	Exam	Usage	Compensation”
	($)	($)	($)	($)	($)	($)	($)	($)	($)

Norman E. Johnson	3,375	81,503	29,437	51,328	21,866	4,528	3,084	6,253	201,374
Bruce A. Klein	3,383	44,964	4,371	17,090	12,587	2,578	5,788	—	90,761
Sam Ferrise	9,121	6,092	2,955	3,328	13,225	—	6,303	—	41,024
David J. Lindsay	2,484	15,808	5,368	7,780	12,456	1,193	—	—	45,089
Richard M. Wolfson	9,626	1,134	505	2,692	11,085	—	—	—	25,042

(1)	Mr. Johnson, Mr. Klein and Mr. Lindsay are participants in the Company’s original 401(k) plan which matches $.50 for each dollar contributed, up to the first 3% of base salary; Mr. Ferrise and Mr. Wolfson are participants in the Company’s new 401(k) plan which matches $1.00 for each dollar contributed, up to the first 3% of base salary and $.50 for each dollar contributed up to the next 2% of base salary.

(2)	Premiums paid for group term life insurance, supplemental executive life insurance, group long term disability and supplemental executive long term disability insurance.

(3)	Amounts represent dividends paid on unvested restricted stock units and deferred restricted stock units.

(4)	Amounts represent reimbursements for the payment of taxes for one or more of the following items: (i) financial planning, tax preparation and estate planning services; (ii) leased vehicle and (iii) life insurance premiums.

(5)	All amounts which constitute perquisites and personal benefits are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2007

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:		Date Fair
					Number of	Number of	Exercise or	Value of
					Shares of	Securities	Base Price	Stock and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum (2)	Units (3)	Options (4)	Awards (5)	Awards (6)
Name	Grant Date	($)	($)	($)	(#)	(#)	($)	($)

Norman E. Johnson
Annual Cash Incentive Plan	N/A	70,000	525,000	1,312,500
Restricted Stock Units	12/17/06				12,435			419,681
Stock Options	12/17/06					120,000	33.75	1,113,600
Bruce A. Klein
Annual Cash Incentive Plan	N/A	31,200	156,000	390,000
Restricted Stock Units	12/17/06				3,539			119,441
Stock Options	12/17/06					40,000	33.75	371,200
Sam Ferrise
Annual Cash Incentive Plan	N/A	33,280	166,400	416,000
Restricted Stock Units	12/17/06				3,539			119,441
Stock Options	12/17/06					35,000	33.75	324,800
David J. Lindsay
Annual Cash Incentive Plan	N/A	18,720	65,520	163,800
Restricted Stock Units	12/17/06				1,422			47,993
Stock Options	12/17/06					21,700	33.75	201,376
Richard M. Wolfson
Annual Cash Incentive Plan	N/A	22,360	78,260	195,650
Restricted Stock Units	12/17/06				1,699			57,341
Stock Options	12/17/06					21,700	33.75	201,376

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2007 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20 for the amount actually paid to each named executive officer for 2007 performance under the CVA Plan.

(2)	The amount shown as Maximum in this column represents payout of the named executive officer at “Level 10” under the CVA Model. As discussed in the description of the CVA Model in the Compensation Discussion and Analysis, it is possible for an executive to exceed Level 10, but this happens infrequently.

(3)	The amounts shown in this column represent restricted stock units granted on December 17, 2006, as described in the Compensation Discussion and Analysis.

(4)	Amounts shown in this column represent stock options granted on December 17, 2006, as described in the Compensation Discussion and Analysis.

(5)	Each option has an exercise price equal to the fair market value of common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the most recent previous closing price if the market is not open on the grant date.

(6)	The amounts in this column represent the grant date fair value in accordance with FAS 123R. The restricted stock unit fair value is $33.75 per unit. The stock option fair value is $9.28 per share. See Footnote O of the Company’s consolidated financial statements for the three years ended December 1, 2007, included in the Company’s 2007 Annual Report, for the assumptions made in determining FAS 123R values.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards (1)					Stock Awards (2)
								Market
							Number of	Value of
							Shares or	Shares or
							Units of	Units of
		Number of Securities		Option			Stock Held	Stock Held
		Underlying Unexercised		Exercise	Option		That Have	That Have
		Options (#)		Price	Expiration		not Vested	not Vested (3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	(#)	($)

Norman E. Johnson	12/20/99	50,000		8.97	12/19/09
	12/16/01	27,500		13.75	12/15/11
	12/15/02	60,000		16.15	12/14/12
	12/14/03	60,000	30,000	22.80	12/13/13	12/14/03	2,528	90,022
	6/30/04	43,378		22.57	12/15/08
	6/30/04	63,512		22.57	12/19/09
	6/30/04	66,316		22.57	12/16/10
	6/30/04	41,986		22.57	12/15/11
	6/30/04	24,832		22.57	12/14/12
	12/12/04	120,000		26.08	12/11/14	12/12/04	4,640	165,230
	6/21/05	12,768		28.96	12/15/08
	6/21/05	28,067		28.96	12/19/09
	6/21/05	19,520		28.96	12/16/10
	6/21/05	18,321		28.96	12/15/11
	6/21/05	21,567		28.96	12/14/12
	6/21/05	25,945		28.96	12/13/13
	11/18/05	120,000		28.79	11/17/15	11/18/05	4,750	169,148
	12/17/06		120,000	33.75	12/16/16	12/17/06	12,435	442,810
Bruce A. Klein	12/20/99	8,500		8.97	12/19/09
	12/16/01	10,000		13.75	12/15/11
	12/15/02	22,000		16.15	12/14/12
	12/14/03	22,000	11,000	22.80	12/13/13	12/14/03	1,174	41,806
	7/8/04	14,554		22.20	12/15/08
	7/8/04	10,866		22.20	12/19/09
	7/8/04	25,830		22.20	12/16/10
	7/8/04	15,392		22.20	12/15/11
	7/8/04	9,184		22.20	12/14/12
	12/12/04	44,000		26.08	12/11/14	12/12/04	1,936	68,941
	6/21/05	4,256		28.96	12/15/08
	6/21/05	4,772		28.96	12/19/09
	6/21/05	7,554		28.96	12/16/10
	6/21/05	6,662		28.96	12/15/11
	6/21/05	7,908		28.96	12/14/12
	6/21/05	9,513		28.96	12/13/13
	11/18/05	39,625		28.79	11/17/15	11/18/05	2,047	72,894
	12/17/06		40,000	33.75	12/16/16	12/17/06	3,539	126,024
Sam Ferrise	12/14/03	26,250	8,750	22.80	12/13/13	12/14/03	1,254	44,655
	12/12/04	35,000		26.08	12/11/14	12/12/04	2,068	73,641
	6/23/05	6,458		29.09	4/1/11
	6/23/05	6,222		29.09	12/5/11
	11/18/05	35,000		28.79	11/17/15	11/18/05	2,047	72,894
	12/17/06		35,000	33.75	12/16/16	12/17/06	3,539	126,024

	Option Awards (1)					Stock Awards (2)
								Market
							Number of	Value of
							Shares or	Shares or
							Units of	Units of
		Number of Securities		Option			Stock Held	Stock Held
		Underlying Unexercised		Exercise	Option		That Have	That Have
		Options (#)		Price	Expiration		not Vested	not Vested (3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	(#)	($)

David J. Lindsay	12/20/99	5,750		8.97	12/19/09
	12/16/01	23,000		13.75	12/15/11
	12/15/02	23,000		16.15	12/14/12
	12/14/03	17,250	5,750	22.80	12/13/13	12/14/03	506	18,019
	12/12/04	23,000		26.08	12/11/14	12/12/04	838	29,841
	6/21/05	11,349		28.96	12/15/08
	6/21/05	9,683		28.96	12/19/09
	6/21/05	16,588		28.96	12/13/13
	11/18/05	21,700		28.79	11/17/15	11/18/05	840	29,912
	12/17/06		21,700	33.75	12/16/16	12/17/06	1,422	50,637
Richard M. Wolfson	01/27/06	750	2,250	34.40	1/26/16
	12/17/06		21,700	33.75	12/16/16	12/17/06	1,699	60,501

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, except for the following grants which became exercisable immediately: (i) the 12/12/2004 grants to Messrs. Johnson, Klein, Ferrise and Lindsay and (ii) the 11/18/2005 grants to Messrs. Johnson, Klein, Ferrise, and Lindsay; and (iii) the 6/30/2004 and 6/21/2005 grants to Mr. Johnson; the 2/8/2004 and 6/21/2005 grants to Mr. Klein; the 6/23/2005 grants to Mr. Ferrise and the 6/21/2005 grants to Mr. Lindsay. The grants referred to in item (iii) immediately above represent reload options. Under current company practice, reload options are no longer granted.

(2)	All Stock Awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. The plan provides for a deferral feature that allows participants to defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2007, Mr. Johnson had deferred 74,596 units, Mr. Klein 4,974, and Mr. Lindsay 14,017.

(3)	Valued at the closing price of $35.61 on November 30, 2007, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
	on Exercise	Upon Exercise (1)	on Vesting		on Vesting (2)
Name of Executive Officer	(#)	($)	(#)		($)

Norman E. Johnson	126,994	4,377,483	10,661	(3)	367,194	(3)
Bruce A. Klein	19,846	687,862	4,616		159,190
Sam Ferrise	8,750	301,875	4,858		167,358
David J. Lindsay	11,297	396,525	1,975	(4)	68,054
Richard M. Wolfson	0	0	0		0

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.

(2)	Calculated using the closing price of the stock on the date of vesting.

(3)	Mr. Johnson elected to defer receipt of these shares in accordance with his elections on file.

(4)	Mr. Lindsay elected to defer receipt of 1,554 of these shares in accordance with his elections on file. The value of these deferred shares was $52,448.

Retirement Plans

Certain employees of the Company and its subsidiaries, including several of the named executive officers, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for each of the Named Executive Officers are reflected in the tables below. Such annual retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Under the New 401(k) Plan the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed.

The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Messrs. Johnson and Lindsay elected to continue to participate in the Pension Trust and will therefore continue to accrue benefits under that program. Messrs. Ferrise and Klein were not eligible to continue to participate in the Pension Trust, and Mr. Wolfson was not with the Company. However, Mr. Klein continued to participate in the Old 401(k) Plan. The amounts currently payable to Messrs. Ferrise and Klein pursuant to the Pension Trust will not increase or decrease in the future.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Benefits in both of the 1994 plans are also payable as lump sums. Assumptions for determination of equivalence are defined in the plans and current assumptions are included in the assumptions table below. Messrs. Johnson and Klein are participants in both of the 1994 plans. Messrs. Ferrise and Lindsay are participants in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation is currently frozen. Mr. Wolfson is not a participant in either plan. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers under the Pension Trust and the 1994 Supplemental Pension Plan and 1994 Executive Retirement Plan:

PENSION BENEFITS FOR FISCAL YEAR 2007

			Present
		Number of	Value
		Years	of	Payouts
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	$	$

Norman E. Johnson
	Pension Trust	16	390,187	0
	Supplemental/Executive Retirement Plans (2)	16	10,230,189	0
Bruce A. Klein
	Pension Trust	8	177,767	0
	Supplemental/Executive Retirement Plans (2)	12	3,584,960	0
Sam Ferrise
	Pension Trust	2	25,228	0
	Supplemental Pension Plan	2	62,191	0
David J. Lindsay
	Pension Trust	20	245,634	0
	Supplemental Pension Plan	20	61,017	0
Richard M. Wolfson
	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

		Executive	Supplemental
	Pension Plan	Retirement Plan	Pension Plan

Normal Retirement Age	65	65	65
Discount Rate Before Retirement	6.25%	5.25%	5.25%
Discount Rate After Retirement	6.25%	3.25%	3.25%
Mortality Table After Retirement	RP-2000 Projected	UP84	UP84

(2)	The Company and its actuaries do not separate the Supplemental Pension Plan and Executive Retirement Plans and consider them as a single plan for purposes of calculating the payment amounts. This is because the Executive Retirement Plan “sits on top of” the Supplemental Pension Plan, whereby amounts payable to the executive under the Supplemental Pension Plan are credited against amounts payable under the Executive Retirement Plan. Since the Executive Retirement Plan provides for larger payouts than the Supplemental Pension Plan, the effective result is that the executive receives the amounts due under the Executive Retirement Plan.

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for any number of years up to ten or the executive’s separation from the Company. Any deferred cash amounts are invested in the same funds available to all employees participating in the 401(k) plan other than Company stock and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under the Company’s 401(k) plan.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2007:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2007

		Executive		Company	Aggregate
		Contributions		Contributions	Earnings	Aggregate	Aggregate
		in Last		in Last	in Last	Withdrawals	Balance at
		FY (1)		FY	FY (4)	/Distributions	Last FYE
Name	Plan	($)		($)	($)	($)	($)

Norman E. Johnson
	Deferred Compensation	127,000		0	91,422	0	1,363,378	(5)
	Restricted Stock Unit (2)	367,694	(3)	0	184,569	0	2,656,364	(6)
Bruce A. Klein
	Deferred Compensation	149,239		0	247,700	0	1,935,182	(5)
	Restricted Stock Unit (2)	0		0	13,430	0	177,124	(6)
Sam Ferrise
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	0		0	0	0	0
David J. Lindsay
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	52,448(3)		0	36,540	0	499,145	(6)
Richard M. Wolfson
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	0		0	0	0	0

(1)	The amounts in this column with respect to deferred compensation are also included in the “Salary” column in the Summary Compensation Table on page 20.

(2)	The Incentive Plans allow for deferral of restricted stock units for any number of full years up to ten or until termination of employment.

(3)	Amounts represent the number of units which vested and were deferred in fiscal year 2007, valued at the closing stock price on the vesting date. Of the restricted stock unit values shown for Mr. Johnson and Mr. Lindsay, $239,411 and $34,586, respectively, are also included in the entries for Mr. Johnson and Mr. Lindsay under the “Stock Awards” column in the Summary Compensation Table on page 20.

(4)	For the Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds available to all employees participating in the 401(k) plan. For restricted stock units, earnings are calculated as follows: i) number of restricted stock units deferred in fiscal 2007 valued at the change in the closing stock price from the date of vesting to the end of the fiscal year plus, ii) the number of restricted stock units that were deferred prior to fiscal 2007, valued by the change in the closing stock price on the first day of fiscal year 2007 to the last day of fiscal year 2007. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the Summary Compensable Table on page 20 as a result of the fact that above-market or preferential earnings are not available in connection with the items described above.

(5)	Of this amount the following amount was reported under “Salary” and/or “Bonus” in prior years’ proxy statements: Mr. Johnson — $764,259; Mr. Klein — $1,147,744.

(6)	Amount represents the total number of vested restricted stock units deferred as of the end of fiscal 2007, valued at the closing stock price on the last day of the fiscal year. Of this amount the following amounts were reported under “Restricted Stock Awards” in prior years’ proxy statements: Mr. Johnson — $1,130,618; Mr. Klein — $53,642; and Mr. Lindsay — $203,173.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

Mr. Johnson’s employment agreement terminates automatically upon his death or disability and can be terminated by the Company for “Cause” or by Mr. Johnson for “Good Reason”. Under the agreement, “Cause” means a fraud, misappropriation or intentional material damage to property or business of the Company or commission of a felony, and “Good Reason” means any of the following :

•	A material adverse reduction in the nature or scope of Mr. Johnson’s authority, duties or responsibilities, as he may determine in good faith;

•	a relocation of more than 35 miles;

•	a reduction in total compensation, compensation plans, benefits or perquisites from those provided for under the employment agreement;

•	the breach by the Company of any other provision of the employment agreement; or

•	a failure by the Board to renew the agreement unless it provides Mr. Johnson with three years’ prior notice

If Mr. Johnson elects to terminate his agreement other than for “Good Reason” he must provide the Company with 6 months’ prior notice. If the Company terminates the agreement other than for Good Cause or Mr. Johnson terminates for Good Reason, Mr. Johnson will be entitled to receive (i) a termination payment equal to three times the sum of his annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the highest received by Mr. Johnson over the immediately preceding three years or his target incentive compensation for the year in question, whichever is greater; (ii) continuation of Company-provided benefits for three years; and (iii) vesting of all unvested equity grants.

Mr. Johnson’s employment agreement does not provide for any special payments or extensions of benefits in the event the agreement terminates due to Mr. Johnson’s death or disability or his normal retirement.

None of the other named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary and health and welfare benefits for up to 12 months in the event a named executive officer was terminated without cause.

The value of the termination payments as of December 1, 2007 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Termination in Connection with a Change of Control

Mr. Johnson’s agreement also contains “change of control” provisions, as do agreements in place between the Company and each of Messrs. Ferrise, Klein, Wolfson and Lindsay (and the Company’s other executive officer). The Company believes that the protections afforded through the change in control agreements are an important element in attracting and retaining executive officers. Mr. Johnson’s agreement (and the agreements with each of Messrs. Ferrise, Klein, Wolfson and Lindsay and the Company’s other executive officer) also contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods. Similar agreements, but having shorter protection periods, are in place with certain other Company executives.

The “change of control” provisions of Mr. Johnson’s agreement and the agreements with Messrs. Ferrise, Klein, Wolfson and Lindsay (and the Company’s other executive officer and other executives) become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change in control. In the event that employment is terminated at any point during the 36 months following a change in control, the terminated officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the highest received by the executive over the immediately preceding three years or his target incentive for the year in question, whichever is greater, (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination; and (iv) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the officer; (b) relocation of the officer to a location more than 35 miles away from the officer’s current place of employment; (c) a reduction in compensation or benefits after a change in control, or (d) a good faith determination by the officer that, as a result of the change in control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

The value of the severance and change in control benefits payable to the Company’s named executive officers as of December 1, 2007 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control Table

The following table presents potential payments to each Named Executive Officer as if the officer’s employment had been terminated as of the last business day of fiscal 2007.

					Retirement Plan		Continued
			Equity with		Benefits: Pension		Perquisites	Excise
	Severance		Accelerated		Plan (Qualified		and	Tax
	Pay		Vesting (3)		& SERP)		Benefits (8)	Gross-Up	Total
Name	($)		($)		($)		($)	($)	($)

Norman E. Johnson
Death			1,474,710		10,620,376	(5)	0	0	12,095,086
Disability			1,474,710		10,620,376		0	0	12,095,086
Retirement			0		10,620,376		0	0	10,620,376
Voluntary			0		10,620,376		0	0	10,620,376
Involuntary (for Cause)			0		10,620,376		0	0	10,620,376
Involuntary or Good Reason	5,073,828	(1)	1,474,710		10,620,376		451,706	0	17,620,620
Change in Control	5,073,828	(1)	1,474,710		14,343,323	(6)	451,706	0	21,343,567
Bruce A. Klein
Death			524,975		3,762,727	(5)	0	0	4,287,702
Disability			524,975		3,762,727		0	0	4,287,702
Retirement			524,975	(4)	3,762,727		0	0	4,287,702
Voluntary			0		3,762,727		0	0	3,762,727
Involuntary (for Cause)			0		3,762,727		0	0	3,762,727
Involuntary or Good Reason	330,000	(2)	0		3,762,727		0	0	4,092,727
Change in Control	1,949,448	(1)	524,975		5,892,935	(6)	336,390	0	8,703,748
Sam Ferrise
Death			494,402		87,419	(5)	0	0	581,821
Disability			494,402		87,419		0	0	581,821
Retirement			0		87,419		0	0	87,419
Voluntary			0		87,419		0	0	87,419
Involuntary (for Cause)			0		87,419		0	0	87,419
Involuntary or Good Reason	358,400	(2)	0		87,419		0	0	445,819
Change in Control	1,879,299	(1)	494,402		87,419		166,791	0	2,627,911
David J. Lindsay
Death			242,430		306,651	(5)	0	0	549,081
Disability			242,430		306,651		0	0	549,081
Retirement			0		306,651		0	0	306,651
Voluntary			0		306,651		0	0	306,651
Involuntary (for Cause)			0		306,651		0	0	306,651
Involuntary or Good Reason	201,600	(2)	0		306,651		0	0	508,251
Change in Control	990,870	(1)	353,677		417,898	(7)	195,058	0	1,957,503
Richard M. Wolfson
Death			103,586		0		0	0	103,586
Disability			103,586		0		0	0	103,586
Retirement			0		0		0	0	0
Voluntary			0		0		0	0	0
Involuntary (for Cause)			0		0		0	0	0
Involuntary or Good Reason	235,600	(2)	0		0		0	0	235,600
Change in Control	905,580	(1)	103,586		0		149,442	315,094	1,475,702

(1)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the highest annual incentive plan payment (currently the CVA Plan) paid to the executive in the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.

(2)	Amount represents one year of base pay. The Company does not have a formal severance pay plan; however, past practice suggests one year would be the maximum payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).

(3)	Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the closing stock price, $35.61 per share, on the last day of fiscal 2007.

(4)	Stock options and restricted stock units vest at age 60. Mr. Klein was the only Named Executive Officer who was 60 prior to the end of the fiscal year.

(5)	Represents the present value at the end of fiscal 2007 of the Supplemental/Executive Retirement Plan lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust benefit.

(6)	Mr. Johnson and Mr. Klein’s Executive Retirement Plans provide for up to five additional years of service credit for purposes of calculating the benefit and the actuarial reduction for early retirement.

(7)	Mr. Lindsay is credited with three additional years for purposes of calculating his Supplemental Retirement Plan benefit in a change in control.

(8)	Represents the value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) company car; (vi) financial planning services; (vii) executive physical; and (viii) tax gross-ups.

REPORT OF THE AUDIT COMMITTEE

The Company’s Board of Directors’ Audit Committee is comprised of four directors, all of whom are independent as such term is defined in the listing standards of the New York Stock Exchange. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of December 1, 2007. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications) and Public Company Accounting Oversight Board Auditing Standard No. 2 (An Audit of Internal Controls Over Financial Reporting in Conjunction with an Audit of Financial Statements). In addition, the Audit Committee has received from the Company’s auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 1, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Robert J. Burgstahler, Chairman
J. Marc Adam
James W. Bradford, Jr.
Paul Donovan

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2008. PWC (or its predecessor firms) has been the independent registered public accounting firm for the Company for over 80 years. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2008 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 1, 2007 and December 2, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. All numbers have been rounded to the nearest thousandth.

	Years Ended
	December 1, 2007		December 2, 2006

Audit Fees	$1,042,000		$1,074,000	(1)
Audit-Related Fees	2,000	(2)	—
Tax Fees	13,000	(3)	—
All other Fees (4)	138,000		60,000

Total	$1,195,000		$1,134,000

(1)	Includes $15,000 paid to PricewaterhouseCoopers in fiscal 2007 in respect of audit work performed in fiscal year 2006.

(2)	For work in connection with responding to an SEC comment letter.

(3)	For work in connection with tax-related corporate restructuring of a non-U.S. subsidiary.

(4)	For work in connection with due diligence activities relating to potential acquisitions. In 2007 the majority of these fees were related to international and I.T. systems due diligence in respect of the Company’s acquisition of Perry Equipment Corp. (Peco) which closed on December 3, 2007.

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment. The shares represented by such proxies will also be counted for purposes of establishing a quorum at the Annual Meeting and will be able to vote with respect to other matters, including the election of directors.

The ratification of the appointment of PWC is a routine matter and may be voted upon by brokers without instruction. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the brokers’ discretion.

Shares represented by proxies not marked with respect to the ratification of the appointment of PWC (whether submitted by shareholders or by brokers) will be voted FOR the ratification of the selection of in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 1, 2007 regarding the shares of Common Stock of the Company issuable under awards and grants under the Company’s Incentive Plans.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding Shares
	Outstanding Options,	Outstanding Options,	Reflected in Number of
	Warrants and Rights	Warrants and Rights	Shares in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Options	3,191,598	$23.79
Restricted Stock Units	167,561

Total	3,359,159		1,353,129
Equity compensation plans not approved by security holders	—		—

Total	3,359,159		1,353,129

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on this website: (a) charters for the Audit Committee, or Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct and (g) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the front page, this Proxy Statement and all attachments are available free of charge at : www.clarcorproxy.com.

Other Business

The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the persons named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

Proposals of Security Holders for 2009 Annual Meeting of Shareholders

Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2009 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the date of this year’s proxy statement, or October 11, 2008. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2009 but not include in the Company’s proxy materials or submit a nomination for director, such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual meeting. Since the 2008 Annual Meeting of Shareholders of the Company is expected be held on March 31, 2008, written notice of any such proposal must be received by the Company no earlier than October 31, 2008 and no later than December 1, 2008. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $10,000 plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

By Order of the Board of Directors

Richard M. Wolfson,
Secretary

Franklin, Tennessee
February 8, 2008

CLARCOR INC. c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 YOUR VOTE IS IMPORTANT! Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Proxy must be signed and dated below. Please fold and detach card at perforation before mailing. (continued from other side) This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees for election as Directors named in this proxy and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES. 1. Election of Directors. (See Reverse) FOR WITHHELD FOR ALL NOMINEES FOR, BUT WITHHELD FOR THE FOLLOWING NOMINEE(S): THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. FOR AGAINST ABSTAIN 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Dated: , 2008 Signature(s) Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each shareholder named must sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please fold and detach card at perforation before mailing. PROXY / VOTING INSTRUCTION CARD CLARCOR INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 31, 2008 The undersigned hereby appoints JAMES L. PACKARD and J. MARC ADAM or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at the offices of the Company, 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067, on Monday, March 31, 2008 at 9:00 a.m., Central Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present. Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended December 1, 2007, and the Notice and Proxy Statement for the above Annual Meeting. The Company is aware of two matters to be voted upon at this Annual Meeting: The election of directors — the nominees are Messrs. Robert H. Jenkins and Philip R. Lochner, Jr.; and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. You are encouraged to specify your choices by marking the appropriate boxes (see reverse side) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. The proxies cannot vote your shares unless you sign and return this card. (Continued and to be signed on reverse side.)